    Great Western Bancorp, Inc. Appoints James A Israel as Director   SIOUX FALLS, SD – October 25, 2016 – Great Western Bancorp, Inc. (NYSE: GWB) today appointed James A Israel to its Board of Directors and to the Board of Directors of its wholly owned banking subsidiary, Great Western Bank (www.greatwesternbank.com).    Israel is a retired senior executive of Deere & Company, where he served most recently as President of the Worldwide Financial Services Division in Johnston, IA. Israel spent nearly four decades at Deere & Company, serving in a number of executive roles including SVP, Sales & Marketing, Europe, Africa & the CIS in its Agricultural Equipment Division and SVP of International Lending. “The board will benefit greatly from Mr. Israel’s extensive expertise in finance, agriculture and risk and we look forward to welcoming him to our board,” said President and Chief Executive Officer Ken Karels. “He brings strong leadership in regulatory compliance as well as a global vision.”   Israel received his Bachelor of Business Administration in Finance and his MBA from the University of Iowa. He serves as a member of the Tippe College Advisory Board at the University of Iowa, and is a Trustee at Central College in Pella, IA. Israel will serve on the Audit and Risk Committees of Great Western Bancorp, Inc.   About Great Western Bancorp, Inc.   Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through 174 branches in nine states: South Dakota, North Dakota, Minnesota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri. To learn more about Great Western Bank visit www.greatwesternbank.com.   Forward Looking Statements    The materials posted may contain forward-looking statements, including guidance, involving significant risks and uncertainties, which will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K filings. Great Western Bancorp, Inc. disclaims any obligation to update any of the forward- looking statements that are made from time to time to reflect future events or developments or changes in expectations.

  Great Western Bancorp, Inc.   Media Contact: Ann Nachtigal, 605-988-9217 Ann.Nachtigal@GreatWesternBank.com